EXHIBIT 99.1

Biostage Reports 2020 Financial Results and Appointment of Interim Vice President of Finance

HOLLISTON, Mass., April 13, 2020 /PRNewswire/ -- Biostage, Inc. (OTCQB: BSTG) ("Biostage" or the "Company"), a biotechnology company developing next-generation bioengineered esophageal implants, today announced its financial results for the three and twelve months ended December 31, 2020. The Company also announced the appointment of Peter A. Pellegrino Jr. as Interim Vice President of Finance.

Summary of Financial Results

For the three months ended December 31, 2020, the Company reported a net loss of $1.0 million, ($0.11 per share), compared to a net loss of $1.6 million, ($0.21 per share), for the three months ended December 31, 2019. The $0.6 million year-over-year decrease in net loss was due primarily to a $0.5 million decrease in research and development costs and a $0.1 decrease in general and administrative expenses.

For the year ended December 31, 2020, the Company reported a net loss of $4.9 million, ($0.55 per share), compared to a net loss of $8.3 million, ($1.21 per share), for the year ended December 31, 2019. The $3.4 million year-over-year decrease in net loss was due primarily to a $2.7 million decrease in research and development costs and a $0.7 million decrease in general and administrative expenses. In addition, the Company recognized grant income for qualified expenditures from the SBIR grant of $447,000 for the year ended December 31, 2020 compared to $473,000 for the year ended December 31, 2019.

Balance Sheet and Cash

At December 31, 2020, the Company had operating cash on-hand of $1.0 million. The Company used net cash in operations of $4.0 million during the year ended December 31, 2020.

During the year ended December 31, 2020, the Company received $4.2 million from financing activities, including approximately $1.1 million from the issuance of common stock and warrants to investors in private placement transactions, approximately $2.7 million from the issuance of common stock to a group of existing investors in connection with the exercise of previously issued warrants and approximately $0.4 million in proceeds from received under the paycheck protection program loan.

Subsequent to the end of the year, the Company received approximately $0.2 million of additional cash proceeds from its Fast-Track Small Business Innovation Research grant.

The Company will need to raise additional funds to fund its operations. In the event the Company does not raise additional capital from outside sources before or during early June 2021, it will be forced to curtail or cease its operations.

Appointment of Interim Vice President of Finance

On April 8, 2021, the Company appointed Peter A. Pellegrino Jr. as Interim Vice President of Finance. Mr. Pellegrino is currently President of Point Providence Consulting, a financial consultancy firm that specializes in working with life sciences companies. The Company has engaged Point Providence Consulting, and appointed Mr. Pellegrino as Interim Vice President of Finance in connection therewith, to assist with certain finance and accounting functions of the Company. In such role, Mr. Pellegrino will be the Company’s principal accounting officer and principal financial officer.

About Biostage, Inc.

Biostage is a biotechnology company that is developing next-generation bioengineered esophageal implants. The Company's Cellspan™ technology combines a proprietary, biocompatible scaffold with a patient's own cells to create an esophageal implant that could potentially be used to treat pediatric esophageal atresia and other conditions that affect the esophagus. The Company's esophageal implant leverages the body's inherent capacity to heal itself as it is a "living tube" that facilitates regeneration of esophageal tissue and triggers a positive host response resulting in a tissue-engineered neo-conduit that restores continuity of the esophagus. These implants have the potential to dramatically improve the quality of life for children and adults. At Biostage, we believe the future of medicine has been inside us all along.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to our financing activities; development expectations and regulatory approval of any of the Company's products, including those utilizing its Cellspan and Cellframe™ technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company's products, including those utilizing its Cellspan and Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company's inability to obtain needed funds in the immediate future; the Company's ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact

Shunfu Hu

Vice President of Business Development
and Operations

774-233-7300

shu@biostage.com